UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2007

Foldera, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-118799	20-0375035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17011 Beach Blvd., Suite 1500 Huntington Beach, California		92647
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (714) 766-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

FOLDERA, INC.

December 7, 2007

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2007, we entered into a Securities Purchase Agreement with Vision Opportunity Master Fund, Ltd., an institutional investor, to provide up to $7.0 million in financing for us. Under the agreement, the investor agreed to provide us with $1.0 million at closing pursuant to an 8% Senior Secured Convertible Debenture, with an additional $1,000,000 available to us on January 1, 2008, and $500,000 available to us every 30-day period thereafter through November 1, 2008. Each drawdown request would be at our sole discretion, provided there are no events of default then existing under the Senior Secured Convertible Debenture. Following any drawdown request, the investor will have three business days to decide, in its sole discretion, whether to fund the drawdown. The investor may also accelerate the drawdown periods and advance funds earlier than scheduled. The Senior Secured Convertible Debenture (i) bears interest at 8% per year, paid quarterly in cash, (ii) has a maturity of two years following the final drawdown closing, (iii) is convertible at the investor’s option into shares of our common stock at $.15 per share, and automatically convertible at our option if our common stock trades above $.50 per share for each of any consecutive 20 trading days, and (iv) is secured by all of our assets including inventory, receivables, unencumbered equipment and intellectual property under the terms of a Security Agreement. We also agreed to issue to the investor five-year Common Stock Purchase Warrants to purchase up to 20,000,000 shares of our common stock (assuming full financing, but pro rata as to actual amounts drawn down) at an exercise price of $.35 per share. We expect to use the net proceeds of the financing for our working capital requirements.

The Senior Secured Convertible Debenture contains customary events of default, as well as events based on our possible failure to achieve specified net revenue thresholds. Assuming aggregate drawdowns under the Senior Secured Convertible Debenture of the full $7,000,000, we will be in default under the Senior Secured Convertible Debenture if we do not report net revenue of at least (i) $250,000 for the six months ending June 30, 2008, (ii) $600,000 for the nine months ending September 30, 2008, (iii) $2,500,000 for the 12 months ending December 31, 2008, or (iv) $2,000,000 for any fiscal quarter commencing with the quarter ending March 31, 2009; provided, that if aggregate drawdowns are less than $7,000,000, but are at least $3,500,000, each net revenue threshold date is extended by six months. The net revenue event of default will be inapplicable if total drawdowns are less than $3,500,000.

Both the conversion price under the Senior Secured Convertible Debenture and the exercise price under the Warrants are subject to “full-ratchet” price protection in the event of stock issuances below their respective conversion or exercise prices, except for specified exempted issuances including grants of stock options and stock issuances to strategic partners.

We agreed to grant registration rights to the investor, by filing a registration statement covering the shares of common stock issuable upon the conversion of the Senior Secured Convertible Debenture and exercise of the Common Stock Purchase Warrants within 45 days after the final drawdown closing, and obtaining effectiveness of the registration statement within 150 days after the final drawdown closing (or 180 days in the event of a “full review” by the SEC). Our officers and directors also agreed to execute lock-up letter agreements prohibiting sales of our common stock by them for one year after the effectiveness of the foregoing registration statement and limiting such sales for two years thereafter.

HPC Capital Management Corp. acted as the sole placement agent for the transaction.

The securities offered in the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing summary of each of the Securities Purchase Agreement, Senior Secured Convertible Debenture, Common Stock Purchase Warrants, Registration Rights Agreement and Security Agreement is qualified in its entirety to reference to the full text of each such document, a copy of each of which is attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and each of which is incorporated herein in its entirety by reference. A press release reporting the initial closing of the financing transaction described in the foregoing documents is attached hereto as Exhibit 99.1, which is incorporated herein in its entirety.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this current report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 of this current report on Form 8-K is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit Number	Description
10.1	Securities Purchase Agreement, dated as of December 7, 2007, between Foldera, Inc. and Vision Opportunity Master Fund, Ltd.

10.2	Form of 8% Senior Secured Convertible Debenture issued December 7, 2007, by Foldera, Inc. to Vision Opportunity Master Fund, Ltd.

10.3	Form of Common Stock Purchase Warrant issued December 7, 2007, by Foldera, Inc. to Vision Opportunity Master Fund, Ltd.

10.4	Registration Rights Agreement, dated as of December 7, 2007, between Foldera, Inc. and Vision Opportunity Master Fund, Ltd.

10.5	Security Agreement, dated as of December 7, 2007, between Foldera, Inc. and Vision Opportunity Master Fund, Ltd.

99.1	Press Release issued December 7, 2007, by Foldera, Inc., reporting the foregoing transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FOLDERA, INC.

Date: December 7, 2007	By:	/s/ Hugh Dunkerley
Hugh Dunkerley
President and Chief Executive Officer